EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-108361, 333-117550 and 333-117075) and in the Registration Statements on Form S-8 (Nos. 333-33819, 333-76537, 333-85691, 333-108681 and 333-117069) of Developers Diversified Realty Corporation of our reports dated February 6, 2004 relating to the historical summary of combined statement of revenues and certain expenses of Caribbean Property Group Portfolio I for the nine months ended September 30, 2004, which appear in the Current Report on Form 8-K of Developers Diversified Realty Corporation dated December 14, 2004.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
December 15, 2004